Exhibit 99.1

DeVry Education Group Announces New $300 Million Share Repurchase Program

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--February 16, 2017--DeVry Education Group (NYSE:DV), a leading global education provider, today announced that its board of directors has approved its tenth share repurchase program, which allows DeVry Group to repurchase up to $300 million of its common stock through December 31, 2020. In conjunction with the new program, which replaces DeVry Group’s previously approved $100 million share repurchase authorization, the company will cease its bi-annual cash dividend payment.

“The significant expansion of our share repurchase program reflects our improved financial performance and our board’s confidence in our strategic direction as well as our focus on delivering increased returns to our owners,” said Lisa Wardell, president and CEO of DeVry Education Group. “We remain committed to balancing our capital allocation efforts with the goal of enhancing academic quality, supporting our growth objectives and consistently delivering value to our shareholders.”

The timing and amount of any repurchase will be determined by management and the board based on evaluation of market conditions and other factors. These repurchases may be made through the open market, including block purchases, in privately negotiated transactions, or otherwise. The repurchases will be funded through available cash balances and/or borrowings, and may be suspended or discontinued at any time.

About DeVry Education Group

Since 1931 DeVry Education Group has empowered its students to achieve their educational and career goals. DeVry Education Group Inc. (NYSE: DV; member S&P MidCap 400 Index) is a leading global education provider and the parent organization of American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Chamberlain College of Nursing, DeVry Education of Brazil, DeVry University and its Keller Graduate School of Management, Ross University School of Medicine and Ross University School of Veterinary Medicine. For more information, please visit www.devryeducationgroup.com.

Certain statements contained in this release concerning DeVry Group's future performance, including those statements concerning DeVry Group's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Group or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in DeVry Group's most recent Annual Report on Form 10-K for the year ending June 30, 2016 and filed with the Securities and Exchange Commission (SEC) on August 25, 2016 and its most recent Quarterly Report on Form 10-Q for the quarter ending December 31, 2016 and filed with the SEC on February 2, 2017.

CONTACT:
DeVry Education Group
Investor Contact:
Joan Walter
630-353-3800
jwalter@devrygroup.com
or
Media Contact:
Ernie Gibble
630-353-9920
egibble@devrygroup.com